Exhibit 10.15

THE 2003 GLOBAL CROSSING LIMITED STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the [            ] day of [            ] 200_, from Global Crossing Limited, a Bermuda company (the “Company”), to John J. Legere (the “Participant”), pursuant to the 2003 Global Crossing Limited Stock Incentive Plan, as amended from time to time (the “Plan”).

1. Incorporation of the Plan by Reference. The terms of the Plan are hereby incorporated by reference. Capitalized terms that are not defined herein shall have the same meanings assigned in the Plan. In the event of any conflict between this Agreement and the Plan (as either may be interpreted by the Committee), the Plan shall control.

2. Definitions

(a) “Award” shall mean the Restricted Stock Units granted to the Participant under this Agreement.

(b) “Grant Date” shall mean the date on which the Restricted Stock Units provided for in this Agreement were granted, [grant date].

(c) “Restricted Stock Units” shall mean the right to receive a specified number of Shares, which right is subject to forfeiture as set forth in this Agreement.

3. Grant of Restricted Stock Units. The Company grants to the Participant [            ] Restricted Stock Units representing the right to receive shares of common stock.

4. Vesting and Rights as a Shareholder. It is understood and agreed that the grant of the Award evidenced hereby is subject to the following conditions:

(a) Vesting of Restricted Stock Units. The Restricted Stock Units shall, subject to the Participant’s continued employment from the Grant Date, vest and become eligible for settlement pursuant to Section 6 as follows:

(i)	10% of the Award shall vest on the first anniversary of the Grant Date;

(ii)	an additional 15% of the Award shall vest on the second anniversary of the Grant Date;

(iii)	an additional 20% of the Award shall vest on the third anniversary of the Grant Date;

(iv)	an additional 25% of the Award shall vest on the fourth anniversary of the Grant Date;

(v)	the remaining 30% of the Award shall vest on the fifth anniversary of the Grant Date;

(vi)	upon the occurrence of a Change in Control, any portion of the Award still subject to restrictions shall vest;

(vii)	upon the occurrence of the termination of the Participant’s employment due to “death,” “Disability,” “Termination other than for Cause” or “Resignation for Good Reason” (with such quoted terms being defined in and determined in accordance with the Employment Agreement made as of December 9, 2003 between the Company and the Participant) (collectively, “Full Vesting Events”), any portion of the Award still subject to restrictions shall vest.

(b) Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution, or (ii) otherwise as specifically permitted herein, and remain subject to forfeiture as described in this Agreement.

(c) Committee Discretion. Notwithstanding anything contained in this Agreement to the contrary, the Committee, in its sole discretion and in accordance with the terms of the Plan, may accelerate the vesting with respect to all or any portion of the Restricted Stock Units covered by the Award, at such times (including, without limitation, upon or in connection with the Participant’s termination of employment and upon such terms and conditions as the Committee shall determine.

(d) No Rights as a Shareholder. The Participant shall have no rights as a shareholder (including rights in respect of dividends declared or paid on the Shares), if at all, until Shares in respect of the Restricted Stock Units have been issued by the Company to the Participant.

5. Termination of Employment. If the Participant’s employment terminates for any reason other than a Full Vesting Event, all unvested Restricted Stock Units shall be forfeited and canceled without further action by the Company or the Participant as of the date of such termination of employment.

6. Settlement of Restricted Stock Units. Subject to the provisions of Section 9(b) of the Plan, the Company shall deliver to the Participant (or, if applicable, the

Participant’s designated beneficiary or legal representative) that number of Shares equal to the number of Restricted Stock Units covered by the Award that have become vested and nonforfeitable as soon as practicable after the vesting date; provided, however, that if the Participant is (or is reasonably expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the calendar year in which delivery of such Shares would ordinarily be made, the Company may delay delivery of all or a portion of such Shares to such Participant until such Shares may be delivered to the Participant without the loss of the corresponding tax deduction for the Company (but in no event may such delivery occur later than as soon as administratively practicable after the date of the Participant’s termination of employment due to a Full Vesting Event).

7. Adjustment in Capitalization. Subject to Section 4(a)(vii), in the event of the occurrence of one of the events specified in Section 9(a) of the Plan, the Restricted Stock Units shall be subject to adjustment as determined by the Committee pursuant to such Section 9(a).

8. Notice. Any notice given hereunder to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice given hereunder to the Participant shall be addressed to the participant at the Participant’s address as shown on the records of the Company.

9. Withholding. Upon settlement, at the Committee’s discretion, the Participant shall be required to either pay to the Company the amount of any taxes required by law to be withheld as may be necessary in the opinion of the Company to satisfy tax withholding required under the laws of any country, state, province, city or other jurisdiction required to be withheld with respect to such Shares or, in lieu thereof, the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of Shares whose Fair Market Value equals such amount required to be withheld.

10. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Participant for any period.

11. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York (without reference to the principles of conflicts of law).

12. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Company or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

13. Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by the Company and the Participant.

14. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company on the date hereof.

GLOBAL CROSSING LIMITED
By:

4